                                                                    Exhibit 10.2


================================================================================





               INTERIM SERVICES AND SYSTEMS REPLICATION AGREEMENT



                                 BY AND BETWEEN



                            LUCENT TECHNOLOGIES INC.



                                       AND



                                   AVAYA INC.




                           DATED AS OF OCTOBER 1, 2000





================================================================================

                                TABLE OF CONTENTS


                                                                                                                Page
                                                                                                                ----
ARTICLE I.  DEFINITIONS                                                                                           2

ARTICLE II.  SERVICES                                                                                             3
   2.1   Services                                                                                                 3
   2.2   Term                                                                                                     4
   2.3   Charges and Payment                                                                                      4
   2.4   General Obligations; Standard of Care                                                                    6
   2.5   Certain Limitations                                                                                      8
   2.6   Confidentiality                                                                                          9
   2.7   Termination                                                                                             10
   2.8   Disclaimer of Warranties, Limitation of Liability and Indemnification                                   10


ARTICLE III  MISCELLANEOUS                                                                                       11
   3.1   Taxes                                                                                                   11
   3.2   Law and Governmental Regulations                                                                        12
   3.3   Relationship of Parties                                                                                 12
   3.4   Incorporation of Provisions of the Contribution and Distribution Agreement                              12
   3.5   Expenses                                                                                                13
   3.6   References                                                                                              13
   3.7   Modification and Amendment                                                                              13
   3.8   Inconsistency                                                                                           13

               INTERIM SERVICES AND SYSTEMS REPLICATION AGREEMENT


         THIS INTERIM SERVICES AND SYSTEMS REPLICATION AGREEMENT (this "Agreement"), dated as of October 1, 2000 (the "Effective Date"), is by and between LUCENT TECHNOLOGIES INC., a Delaware corporation ("Lucent"), and Avaya Inc., a Delaware corporation ("Avaya").

                                 R E C I T A L S

         A. WHEREAS, the Board of Directors of Lucent has determined that it is in the best interests of Lucent and its stockholders to separate Lucent's existing businesses into two independent businesses;

         B. WHEREAS, in order to effectuate the foregoing, Lucent and Avaya have entered into a Contribution and Distribution Agreement, dated as of September 30, 2000 (the "Contribution and Distribution Agreement"), which provides, among other things, subject to the terms and conditions thereof, for the Contribution, the Distribution and the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing;

         C. WHEREAS, in order to ensure an orderly transition under the Contribution and Distribution Agreement it will be necessary for each of the parties to provide to the other the Services described herein for a transitional period; and

         D. WHEREAS, capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof or in the Contribution and Distribution Agreement.

         NOW, THEREFORE, in consideration of the premises and for other good and valid consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         For the purposes of this Agreement, in addition to the words and phrases that are defined throughout the body of this Agreement, the following words and phrases shall have the following meanings:

         1.1 ADDITIONAL SERVICES shall have the meaning set forth in Section 2.1(b).

         1.2 CORPORATE SUPPORT SERVICES shall mean the Services described in the Exhibits set forth in Section 2.1(a)(iii).

         1.3 DATA PROCESSING SERVICES shall mean the Services described in the Exhibits set forth in Section 2.1(a)(i).

         1.4  EXPIRATION DATE shall have the meaning set forth in Section 2.2.

         1.5 IMPRACTICABLE (and words of similar import) shall have the meaning set forth in Section 2.5(b).

         1.6  INITIAL SERVICES shall have the meaning set forth in Section
2.1(a).

         1.7 PROVIDING COMPANY shall mean, with respect to any particular Service, the entity or entities identified on the applicable Exhibit as the party to provide such Service.

         1.8 RECEIVING COMPANY shall mean, with respect to any particular Service, the entity or entities identified on the applicable Exhibit as the party to receive such Service.

         1.9 REPRESENTATIVE of any party shall mean a managerial level employee appointed by such party to have the responsibilities and authority for any particular Service.

         1.10 SERVICE shall have the meaning set forth in Section 2.1(b).

         1.11 SYSTEM shall mean the software, hardware, data store or maintenance and support components or portions of such components of a set of information technology assets identified in an Exhibit hereto.

         1.12 SYSTEM ERROR shall have the meaning set forth in Section 2.4(d)(iii).

         1.13 SYSTEMS REPLICATION AND TRANSFER SERVICES shall mean the Services described in the Exhibits set forth in Section 2.1(a)(iv).

         1.14 TELECOMMUNICATIONS SERVICES shall mean the Services described in the Exhibits set forth in Section 2.1(a)(ii).

         1.15 TERMINATION DATE shall have the meaning set forth in Section 2.2.


                                   ARTICLE II.
                                    SERVICES

         2.1      SERVICES.

                  (a) INITIAL SERVICES. Except as otherwise provided herein, for the term determined pursuant to Section 2.2 hereof, Providing Company shall provide or cause to be provided to Receiving Company, in each case as identified in the Exhibits attached hereto, the following "Initial Services":

                           (i) DATA PROCESSING SERVICES described in Exhibits DP-1 through DP-3;

                           (ii) TELECOMMUNICATIONS SERVICES described in Exhibits TC-1 through TC-32;

                           (iii) CORPORATE SUPPORT SERVICES described in Exhibits CS-1 (CFO) through CS-24 (CFO); CS-100 (HR) through CS-165
         (HR); CS-201 (GPO) through CS-202 (GPO); CS-301(GRE) through CS-303
         (GRE); CS-401 (L&GA) through CS- 411 (L&GA); CS-501 (CIO) through CS-543 (CIO); CS-701 (BL) through CS- 712 (BL); and CS-801 (GEN) through CS-802 (GEN), as more fully identified in the list preceding each series of Exhibits hereto; and

                           (iv) SYSTEMS REPLICATION AND TRANSFER SERVICES described in Exhibits SR-1 (CFO, CIO) through SR-8 (CFO, CIO).

                  (b)      ADDITIONAL SERVICES.

                           (i) From time to time after the Distribution Date, the parties may identify additional services that one party will provide to the other party in accordance with the terms of this Agreement (the "Additional Services" and, together with the Initial Services, the "Services"). The parties shall create an Exhibit for each Additional Service setting forth the identities of Providing Company and Receiving Company, a description of the Service, the time period during which the Service will be provided, the charge, if any, for the Service and any other terms applicable thereto and obtain the approval of each party's Representative. Except as set forth in Section 2.1(b)(ii), the parties may, but shall not be required to, agree on Additional Services during the term of this Agreement.

                           (ii) Except as set forth in the next sentence, Providing Company shall be obligated to perform, at charges established pursuant to Section 2.3(b), any Additional Service that: (A) was provided by Providing Company immediately prior to the Effective Date and that Receiving Company reasonably believes was inadvertently or unintentionally omitted from the list of Initial Services or (B) is essential to effectuate an orderly transition under the Contribution and Distribution Agreement unless such performance would significantly disrupt Providing Company's operations or materially increase the scope of its responsibility under this Agreement. If Providing Company reasonably believes the performance of Additional Services required under (A) or (B) of the immediately preceding sentence would significantly disrupt its operations or materially increase the scope of its responsibility under this Agreement, Providing Company and Receiving Company shall negotiate in good faith to establish terms under which Providing Company can provide such Additional Services, but Providing Company shall not be obligated to provide such Additional Services if, the following good faith negotiation, it is unable to reach agreement on such terms.

                  (c) SERVICES PERFORMED BY OTHERS. At its option, Providing Company may cause any Service it is required to provide hereunder to be provided by another member of its Group or by any other Person that is providing, or may from time to time provide, the same or similar services for Providing Company. Providing Company shall remain responsible, in accordance with the terms of this Agreement, for performance of any Service it causes to be so provided.

         2.2      TERM.

                  The term of this Agreement shall commence on the Effective Date and shall remain in effect through March 31, 2001 ("Expiration Date"), unless earlier terminated in accordance with Section 2.7 ("Termination Date"). This Agreement may be extended by the parties in writing either in whole or with respect to one or more of the Services, provided, however, that such extension shall only apply to the Service for which the Agreement was extended. The parties shall be deemed to have extended this Agreement with respect to a specific Service if the Exhibit for such Service specifies a completion date beyond the Expiration Date. The parties may agree on an earlier expiration date with respect to a specific Service by specifying such earlier date on the Exhibit for that Service. Services shall be provided up to and including the date set forth in the applicable Exhibit, subject to earlier termination as provided herein.

         2.3      CHARGES AND PAYMENT.

                  (a) CHARGES FOR INITIAL SERVICES. Receiving Company shall pay Providing Company the charges, if any, set forth on the Exhibit for each of the Services listed therein as adjusted, from time to time, in accordance with the process and procedures established under Section 2.3(f) hereof. Wherever practical, charges shall be based on the actual incurred costs, not budgeted or estimated costs. The parties also intend for charges to be easy to administer and justify and, therefore, they hereby acknowledge it may be counterproductive to try to recover every cost, charge or expense particularly those that are insignificant or de minimis. The parties shall use good faith efforts to discuss any situation in which the actual charge for a Service is reasonably expected to exceed the estimated charge, if any, set forth on an Exhibit for a particular Service, provided, however, that the incurrence of charges in excess of any such estimate shall not justify stopping the provision of, or payment for, Services under this Agreement.

                           (i) In the case of Data Processing Services,
         Telecommunications Services or Common Support Services, except as otherwise set forth in an Exhibit for a specific Service, the parties intend for these charges to allow Providing Company to recover the fully allocated direct costs of providing such Services plus all out-of-pocket, third party costs, charges or expenses, but without any profit. Where the number of employees assigned by each party to jointly support an Initial Service is in proportion to the parties' historical or expected use of such Initial Service, and each party is responsible for the costs and expenses of its employees so assigned, recovery may be limited to other direct costs, such as data processing and software license fees.

                           (ii) In the case of Systems Replication and Transfer Services, except as otherwise set forth in an Exhibit for a specific Service, the parties intend that costs and expenses associated with isolating, separating or replicating a System be borne by the parties in proportion to their usage of the System prior to the Effective Date. To the extent not otherwise determined prior to the Effective Date, the parties shall determine the appropriate proportion of each party for each Systems Replication and Transfer Service prior to the Distribution Date. Where the number of employees assigned by each party to jointly replicate or transfer a System is in proportion to the parties' historical or expected use of such System, and each party is responsible for the costs of its employees so assigned, recovery may be limited to other direct costs such as third party contractor fees or extraordinary data processing or networking costs. For purposes of the foregoing, the parties acknowledge that, unless otherwise agreed in writing, the costs of buying new hardware or obtaining new software licenses shall be the responsibility of the party purchasing such hardware or licensing such software.

                  (b) CHARGES FOR ADDITIONAL SERVICES. Receiving Company shall pay Providing Company the charges, if any, set forth on each Exhibit hereafter created for each of the Additional Services listed therein. Except for Systems Replication and Transfer Services required by Section 2.1(b)(ii), costs and expenses associated with System Replication and Transfer Additional Services shall be borne by the party requesting such Additional Services. Charges, if any, for other Additional Services, including those required by Section 2.1(b)(ii), shall be determined according to methods in use prior to the Effective Date or such other method as may be mutually agreed that ensures that Providing Company recovers costs and expenses, but without any profit, in accordance with Section 2.3(a). Notwithstanding the foregoing, however, the agreement of a party to provide or receive any Additional Service that is not required pursuant to Section 2.1(b)(ii) at any given rate or charge shall be at the sole discretion of such party.

                  (c) PAYMENT TERMS. Providing Company shall bill Receiving Company monthly for all charges pursuant to this Agreement. Such bills shall be accompanied by reasonable documentation or other reasonable explanation supporting such charges. Receiving Company shall pay Providing Company for all Services provided hereunder within thirty (30) days after receipt of an invoice therefor. Late payments shall bear interest at the Prime Rate plus two percent (2%) per annum.

                  (d) PERFORMANCE UNDER ANCILLARY AGREEMENTS. Notwithstanding anything to the contrary contained herein, Receiving Company shall not be charged under this Agreement for any Services that are specifically required to be performed under the Contribution and Distribution Agreement or any other Ancillary Agreement and any such other Services shall be performed and charged for in accordance with the terms of the Contribution and Distribution Agreement or such other Ancillary Agreement.

                  (e) RECORDS. As needed from time to time during the period during which Services are provided, and upon termination of the provision of any Services, the parties agree to provide each other with records (in any format, electronic or otherwise) related to the provision of Services under this Agreement to the extent that (i) such records exist in the ordinary course, (ii) do not involve the incurrence of any material expense and (iii) are reasonably necessary by any such party to comply with its obligations hereunder or under applicable law.

                  (f) PRICING ADJUSTMENTS. In the even of a tax audit adjustment relating to the pricing of any or all Services provided pursuant to this Agreement in which it is determined by a taxing authority that any of the charges, individually or in combination, did not result in an arm's-length payment, as determined under internationally accepted arm's-length standards, then the parties, including a Providing Company subcontractor or a member of Providing Company's Group providing or receiving Services hereunder, may agree to make corresponding adjustment to the charges in question for such period to the extent necessary to achieve arm's-length pricing. Any adjustment made pursuant to this Section 2.3(f) shall be reflected in the parties' official books and records, and the resulting overpayment or underpayment shall create an obligation to be paid in the manner specified in Section 2.3(c).

         2.4      GENERAL OBLIGATIONS; STANDARD OF CARE.

                  (a)      PERFORMANCE METRICS: PROVIDING COMPANY. Subject to
Section 2.5(c), Providing Company shall maintain sufficient resources to perform its obligations hereunder. Specific performance metrics for Providing Company may be set forth in Exhibits. Where none is set forth for Data Processing Services, Telecommunications Services and Common Support Services, Providing Company shall use reasonable efforts to provide Services in accordance with the policies, procedures and practices in effect before the date hereof and shall exercise the same care and skill as it exercises in performing similar services for itself. Where none is set forth for System Replication and Transfer Services, Providing Company will use reasonable efforts to replicate and transfer each System so that is has substantially the same functionality for Receiving Company as it did immediately before the date hereof taking into account changes reasonably expected and customary in a new operating environment.

                  (b) PERFORMANCE METRICS: RECEIVING COMPANY. Specific performance metrics for Receiving Company may be set forth in Exhibits. Where none is set forth, Receiving Company shall use reasonable efforts, in connection with receiving Services, to follow the policies, procedures and practices in effect before the date hereof including providing information and documentation sufficient for Providing Company to perform the Services as they were performed before the date hereof and making available, as reasonably requested by Providing Company, sufficient resources and timely decisions, approvals and acceptances in order that Providing Company may accomplish its obligations hereunder in a timely manner.

                  (c) TRANSITIONAL NATURE OF SERVICES; CHANGES. The parties acknowledge the transitional nature of the Services and that Providing Company may make changes from time to time in the manner of performing the Services if Providing Company is making similar changes in performing similar services for members of its own Group and if Providing Company furnishes to Receiving Company substantially the same notice Providing Company shall provide members of its own Group respecting such changes. Notwithstanding the foregoing, between the date hereof and March 31, 2001, Providing Company will not make any material change to Systems affecting Receiving Company without first providing thirty (30) days prior written notice and obtaining Receiving Company's prior written consent, which consent shall not be unreasonably withheld or delayed.

                  (d) RESPONSIBILITY FOR ERRORS; DELAYS. Providing Company's sole responsibility to Receiving Company:

                           (i) for errors or omissions in Data Processing Services, Telecommunications Services and Common Support Services, shall be to furnish correct information, payment and/or adjustment in the Services, at no additional cost or expense to Receiving Company; provided, Receiving Company must promptly advise Providing Company of any such error or omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions in accordance with the standard of care set forth in Section 2.4(b);

                           (ii) for failure to deliver any Data Processing Service, Telecommunications Service or Common Support Service because of Impracticability, shall be to use reasonable efforts, subject to
         Section 2.5(c), to make the Services available and/or to resume performing the Services as promptly as reasonably practicable;

                           (iii) for an error, bug, fault or deficiency in a replicated or transferred System (a "System Error") shall be to use reasonable efforts, subject to Section 2.5(c) and taking into account the importance of the affected System to Receiving Company's business operations, to cooperate with Receiving Company to correct such System Error at no additional cost or expense to Receiving Company (such correction may take the form of new or revised software or an appropriate work-around); provided, Receiving Company must advise Providing Company of any such System Error within sixty (60) days after completion of the activities set forth in (A) the Exhibit for the System containing a System Error or (B) the Exhibit for any feeder System that caused the System Error, whichever is later;

                           (iv) for failure to complete any of the Systems Replication or Transfer Services because of Impracticability, shall be to use reasonable efforts, subject to Section 2.5(c), to make the Systems available to Receiving Company from a Providing Company facility until Providing Company can resume replication or transfer activities or until the parties devise an appropriate alternative approach pursuant to Section 2.4(f).

                  (e) GOOD FAITH COOPERATION; CONSENTS. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, providing electronic access to Systems used in connection with Services, performing true-ups and adjustments and obtaining all consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder. The costs of obtaining such consents, licenses, sublicenses or approvals shall be allocated in accordance with Section 2.3(a). The parties will maintain documentation supporting the information contained in the Exhibits and cooperate with each other in making such information available as needed in the event of a tax audit, whether in the United States or any other country.

                  (f) ALTERNATIVES. If Providing Company reasonably believes it is unable to provide any Service because of a failure to obtain necessary consents, licenses, sublicenses or approvals pursuant to Section 2.4(e) or because of Impracticability, the parties shall cooperate to determine the best alternative approach. Until such alternative approach is found or the problem otherwise resolved to the satisfaction of the parties, the Providing party shall use reasonable efforts, subject to Sections 2.5(b) and 2.5(c), to continue providing the Service or, in the case of Systems, to support the function to which the System relates or permit Receiving Company to have access to the System so Receiving Company can support the function itself. To the extent an agreed upon alternative approach requires payment above and beyond that which is included in Providing Company's charge for the Services in question, the parties shall share equally in making any such payment unless they otherwise agree in writing.

         2.5      CERTAIN LIMITATIONS.

                  (a) SERVICE BOUNDARIES. Except as provided in an Exhibit for a specific Service: (i) Providing Company shall be required to provide the Services only to the extent and only at the locations such Services are being provided by Providing Company for the members of Receiving Company's Group immediately prior to the Effective Date; and (ii) the Services will be available only for purposes of conducting the business of Receiving Company substantially in the manner it was conducted prior to the Effective Date.

                  (b) IMPRACTICABILITY. Providing Company shall not be required to provide any Service to the extent the performance of such Service becomes "Impracticable" as a result of a cause or causes outside the reasonable control of Providing Company including unfeasible technological requirements, or to the extent the performance of such Services would require Providing Company to violate any applicable laws, rules or regulations or would result in the breach of any software license or other applicable contract.

                  (c) ADDITIONAL RESOURCES. Except as provided in an Exhibit for a specific Service, in providing the Services, Providing Company shall not be obligated to: (i) hire any additional employees; (ii) maintain the employment of any specific employee; (iii) purchase, lease or license any additional equipment or software; or (iv) pay any costs related to the transfer or conversion of Receiving Company's data to Receiving Company or any alternate supplier of Services.

                  (d) NO SALE, TRANSFER, ASSIGNMENT. Receiving Company may not sell, transfer, assign or otherwise use the Services provided hereunder, in whole or in part, for the benefit of any Person other than a member of Receiving Company's Group.

         2.6      CONFIDENTIALITY.

                  (a) INFORMATION SUBJECT TO OTHER OBLIGATIONS. Providing Company and Receiving Company agree that all Information regarding the Services, including, but not limited to, price, costs, methods of operation, and software, shall be maintained in confidence and shall be subject to Article VIII, relating to preservation and exchange of information and protection of Proprietary Information, of the Contribution and Distribution Agreement.

                  (b) ALL INFORMATION CONFIDENTIAL. Providing Company's Systems used to perform the Services provided hereunder are confidential and proprietary to Providing Company or third parties. Receiving Company shall treat these Systems and all related procedures and documentation as confidential and proprietary to Providing Company or its third party vendors.

                  (c) INTERNAL USE; TITLE, COPIES, RETURN. Subject to the Technology Assignment, between Lucent and Avaya (or their respective Affiliates), relating to ownership of copyrights, and the Patent and Technology License Agreement, relating to ownership of and rights to use technology, Receiving Company agrees that:

                           (i) all Systems, procedures and related materials provided to Receiving Company are for Receiving Company's internal use only and only as related to the Services or any of the underlying Systems used to provide the Services;

                           (ii) title to all Systems used in performing the Services provided hereunder shall remain in Providing Company or its third party vendors;

                           (iii) Receiving Company shall not copy, modify, reverse engineer, decompile or in any way alter Systems without Providing Company's express written consent; and

                           (iv) Upon the termination of any of the Services, Receiving Company shall return to Providing Company, as soon as practicable, any equipment or other property of Providing Company relating to the Services which is owned or leased by it and is or was in Receiving Company's possession or control.

         2.7      TERMINATION.

                  (a) RECEIVING COMPANY TERMINATION. Receiving Company may terminate this Agreement either with respect to all, or with respect to any one or more, of the Data Processing Services, Telecommunications Services or Common Support Services provided hereunder at any time and from time to time, for any reason or no reason, by giving written notice to the Providing Party at least ninety (90) days prior to the date of such termination (which notice shall be given, as to a particular Service, to the Representative responsible for such Service). Receiving Company may immediately terminate this Agreement either with respect to all, or with respect to any one or more, of the Systems Replication and Transfer Services provided hereunder at any time and from time to time, for any reason or no reason, by giving written notice to the Representative of the Providing Party responsible for such Service. In the case of termination by Receiving Company of a Systems Replication and Transfer Service, Receiving Company shall compensate Providing Party for the costs, in accordance with
Section 2.3(a)(ii), incurred by Providing Party in performing such Service up to the date on which Providing Party receives written notice of Receiving Company's termination.

                  (b) PROVIDING COMPANY TERMINATION. Except where a longer term is set forth in an Exhibit for any particular Service, Providing Company may terminate this Agreement either with respect to all, or with respect to any one or more, of the Services provided hereunder at any time after March 31, 2001, for any reason or no reason, by giving written notice to the Receiving Company at least ninety (90) days prior to the date of such termination (which notice shall be given, as to a particular Service, to the Representative responsible for such Service). If Providing Company terminates this Agreement under this Section 2.7(b), it will have a continuing obligation to transfer to Receiving Company all Information of Receiving Company, including but not limited to data stores for Systems, in an agreed upon format and at mutual equal expense.

                  (c) TERMINATION OF LESS THAN ALL SERVICES. In the event of any termination with respect to one or more, but less than all, Services, this Agreement shall continue in full force and effect with respect to any Services not terminated hereby.

                  (d) USER IDS, PASSWORDS. The parties shall use good faith efforts at the termination or expiration of this Agreement or any specific Exhibit hereto, to ensure that all user IDs and passwords are canceled and, subject to Section 2.5(c), that any data pertaining solely to the other parties are deleted or removed from the Systems.

         2.8 DISCLAIMER OF WARRANTIES, LIMITATION OF LIABILITY AND INDEMNIFICATION.

                  (a) DISCLAIMER OF WARRANTIES. PROVIDING COMPANY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES. PROVIDING COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY OR ADEQUACY OF THE SERVICES FOR ANY PURPOSE OR USE.

                  (b) LIMITATION OF LIABILITY; INDEMNIFICATION OF RECEIVING COMPANY. Providing Company shall have no Liability to Receiving Company with respect to its furnishing any of the Services hereunder except for Liabilities arising out of the willful misconduct occurring after the Effective Date of Providing Company or any member of Providing Company's Group. Providing Company will indemnify, defend and hold harmless Receiving Company Indemnitees in respect of all Liabilities related to, arising from, asserted against or associated with such willful misconduct. Such indemnification obligation shall be a Liability of Providing Company for purposes of the Contribution and Distribution Agreement and the provisions of Article V thereof with respect to indemnification shall govern with respect thereto. In no event shall Providing Company or any member of Providing Company's Group have any Liability for any incidental, indirect, special or consequential damages, whether or not caused by or resulting from negligence or breach of obligations hereunder and whether or not informed of the possibility of the existence of such damages.

                  (c) LIMITATION OF LIABILITY; INDEMNIFICATION OF PROVIDING COMPANY. Receiving Company shall indemnify and hold harmless Providing Company's Indemnitees in respect of all Liabilities related to, arising from asserted against or associated with Providing Company' furnishing or failing to furnish the Services provided for in this Agreement, other than Liabilities arising out of the willful misconduct following the Effective Date of Providing Company or any member of Providing Company's Group. The provisions of this indemnity shall apply only to losses which relate directly to the provision of Services. Such indemnification obligation shall be a Liability of Receiving Company for purposes of the Contribution and Distribution Agreement and the provisions of
Article V thereof with respect to indemnification shall govern with respect thereto. In no event shall Receiving Company or any member of Receiving Company's Group have any Liability for any incidental, indirect, special or consequential damages, whether or not caused by or resulting from negligence or breach of obligations hereunder and whether or not informed of the possibility of the existence of such damages.

                  (d) SUBROGATION OF RIGHTS VIS-A-VIS THIRD PARTY CONTRACTORS. In the event any Liability arises from the performance of Services hereunder by a third party contractor, Receiving Company shall be subrogated to such rights, if any, as Providing Company may have against such third party contractor with respect to the Services provided by such third party contractor to or on behalf of Receiving Company.


                                  ARTICLE III.
                                  MISCELLANEOUS

         3.1      TAXES.

                  Receiving Company shall bear all taxes, duties and other similar charges (and any related interest and penalties), imposed as a result of its receipt of Services under this Agreement, including any tax which Receiving Company is required to withhold or deduct from payments to

Providing Company, except (a) any tax allowable as a credit against the U.S. Federal income tax of Providing Company, and (b) any net income tax imposed upon Providing Company by the country of its incorporation or any governmental entity within its country of incorporation. To assist Providing Company in obtaining the credit identified in (b) of the immediately preceding sentence, Receiving Company shall furnish Providing Company with such evidence as may be required by the relevant taxing authorities to establish that any such tax has been paid.

         3.2      LAW AND GOVERNMENTAL REGULATIONS.

                  Receiving Company shall be responsible for (a) compliance with all laws and governmental regulations affecting its business and (b) any use Receiving Company may make of the Services to assist it in complying with such laws and governmental regulations. While Providing Company shall not have any responsibility for Receiving Company's compliance with the laws and regulations referred to above, Providing Company agrees to use reasonable efforts, subject to Section 2.5(c), to (i) provide the Services in a manner that complies with applicable laws and regulations and (ii) cause the Services to be designated in such manner that such Services shall be able to assist Receiving Company in complying with applicable legal and regulatory responsibilities. Providing Company's charge, if any, for such Service may reflect its efforts under this
Section 3.2. In no event, however, shall Receiving Company rely solely on its use of the Services in complying with any laws and governmental regulations.

         3.3      RELATIONSHIP OF PARTIES.

                  Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship of independent contractor nor be deemed to vest any rights, interest or claims in any third parties.

         3.4 INCORPORATION OF PROVISIONS OF THE CONTRIBUTION AND DISTRIBUTION AGREEMENT

                  The following provisions of the Contribution and Distribution Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if they are fully set forth herein (references in paragraphs (a) through (d) below to "Article" shall mean Articles of the Contribution and Distribution Agreement, and except as expressly set forth below, references in the material incorporated herein by reference shall be references to the Contribution and Distribution Agreement):

                  (a) Article V, relating to mutual releases and indemnification, including procedures;

                  (b) Article VIII, relating to preservation and exchange of information and protection of proprietary information;

                  (c)      Article IX, relating to dispute resolution; and

                  (d)      Article XII, miscellaneous provisions.

         3.5      EXPENSES.

                  Except as expressly set forth herein (including in the Exhibits hereto) or in the Contribution and Distribution Agreement or another Ancillary Agreement, whether or not the Contribution or the Distribution is consummated, all legal and other costs and expenses incurred in connection with this Agreement will be paid by Lucent (in the case of costs or expenses incurred by Lucent or any other member of the Lucent Group) or Avaya (in the case of costs or expenses incurred by Avaya or any other member of the Avaya Group).

         3.6      REFERENCES.

                  All reference to Sections, Articles, Exhibits or Schedules contained herein mean Sections, Articles, Exhibits or Schedules of or to this Agreement, as the case may be, unless otherwise stated. When a reference is made in this Agreement to a "party" or "parties", such reference shall be to a party or parties to this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The use of the singular herein shall be deemed to be or include the plural (and vice versa) whenever appropriate. The use of the words "hereof", "herein", "hereunder", and words of similar import shall refer to this entire Agreement, and not to any particular article, section, subsection, clause, paragraph or other subdivision of this Agreement, unless the context clearly indicates otherwise. The word "or" shall not be exclusive; "may not" is prohibitive and not permissive.

         3.7      MODIFICATION AND AMENDMENT.

                  Except for modifications to Exhibits, which may be made by Representatives, this Agreement may not be modified or amended, or any provision waived, except in the manner set forth in the Contribution and Distribution Agreement.

         3.8      INCONSISTENCY.

                  In the event of any inconsistency between the terms of this Agreement and any of the Exhibits hereto, the terms of this Agreement, other than charges, shall control.

                  IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.


                                               LUCENT TECHNOLOGIES INC.



                                               By:______________________________
                                               Name:____________________________
                                               Title:___________________________


                                               AVAYA INC.



                                               By:______________________________
                                               Name:____________________________
                                               Title:___________________________